Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

GLOBAL MOFY AI LIMITED

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, US$0.00003 par value per share	(1)	Other	5,000,000	$1.91	$9,550,000.00	0.0001381	$1,318.86

Total Offering Amounts:						$9,550,000.00		1,318.86
Total Fee Offsets:								0.00
Net Fee Due:								$1,318.86

__________________________________________
Offering Note(s)

(1)	This Registration Statement on Form S-8 covers additional shares of Class A Ordinary Shares, US$0.00003 par value per share of Global Mofy AI Limited (“Registrant”) issuable pursuant to the October 2025 Equity Incentive Plan (as amended and restated, the “October 2025 Equity Incentive Plan”) of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the October 2025 Equity Incentive Plan.

The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$1.91 per Class A ordinary share, the average of the high and low prices for the Registrant’s Class A ordinary share as quoted on the Nasdaq Capital Market on October 28, 2025.